Exhibit 10.3

EXECUTION COPY

THIRD AMENDED AND RESTATED
TERM LOAN CREDIT AGREEMENT

DATED AS OF

AUGUST 9, 2016

AMONG

BLACK HILLS CORPORATION,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Banks

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

and

MUFG UNION BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

(This Table of Contents is not part of the Agreement)

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Assignment and Assumption Agreement
EXHIBIT D	Voting Participant Information
EXHIBIT E	Form of Conversion/Continuation Notice
EXHIBIT F-1	Form of U.S. Tax Compliance Certificate (Foreign Banks That Are Not Partnerships)
EXHIBIT F-2	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT F-3	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT F-4	Form of U.S. Tax Compliance Certificate (Foreign Banks That Are Partnerships)

SCHEDULES

SCHEDULE 2.1	Commitments
SCHEDULE 4	Administrative Agent’s Notice and Payment Info
SCHEDULE 5.2	Subsidiaries
SCHEDULE 5.5	Litigation
SCHEDULE 7.9	Existing Liens
SCHEDULE 7.18	Restrictions on Distributions

v

THIRD AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

THIRD AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT, dated as of August 9, 2016 among Black Hills Corporation, a South Dakota corporation (as successor by assignment to the Original Borrower (as defined below)) (“Borrower”), the financial institutions from time to time party hereto (each a “Bank,” and collectively the “Banks”), and JPMORGAN CHASE BANK, N.A., in its capacity as agent for the Banks hereunder (including its branches and Affiliates, in such capacity, the “Administrative Agent”).

WITNESSETH THAT:

WHEREAS, SourceGas LLC, a Delaware limited liability company (the “Original Borrower”), certain lenders party thereto (the “Original Banks”) and the Administrative Agent were party to that certain Amended and Restated Term Loan Credit Agreement, dated as of September 18, 2015, among the Original Borrower, Original Banks and the Administrative Agent (as amended, restated or otherwise modified as of the date of the Existing Credit Agreement (as defined below), the “Original Credit Agreement”);

WHEREAS, in connection with the Specified Transaction (as defined in the Original Credit Agreement) and immediately prior to giving effect to the amendment and restatement of the Original Credit Agreement as set forth in the Existing Agreement, the Borrower assumed the rights, duties, obligations and liabilities of the Original Borrower under the Original Credit Agreement as described in the Existing Credit Agreement;

WHEREAS, the Original Credit Agreement was amended and restated pursuant to that certain Second Amended and Restated Term Loan Credit Agreement, dated as of February 12, 2016, among the Original Borrower, the Borrower, the certain financial institutions from time to time party thereto (the “Existing Banks”) and the Administrative Agent (as amended, restated or otherwise modified as of the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower, Banks and Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Existing Loans (as defined below) shall be reallocated as Loans (as defined below) owing to Banks under this Agreement in accordance with each Bank’s Percentage on the Restatement Effective Date;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower (as successor by assignment to the Original Borrower) outstanding thereunder, which shall be payable in accordance with the terms hereof;

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the Existing Credit Agreement and “Credit Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified and/or restated hereby and that, from and after the Restatement Effective Date, all references to the “Agreement” contained in any such existing “Credit Documents” shall be deemed to refer to this Agreement; and

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

SECTION 1.                            DEFINITIONS; INTERPRETATION.

Section 1.1                                    Definitions.  The following terms when used herein have the following meanings:

“Adjusted LIBO Rate” is defined in Section 2.3(b) hereof.

“Administrative Agent” is defined in the first paragraph of this Agreement and includes any successor Administrative Agent pursuant to Section 10.7 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly twenty percent (20%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary of the Borrower shall be deemed an Affiliate of the Borrower and each of its Subsidiaries.

“Agreement” means this Third Amended and Restated Term Loan Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Margin” means, at any time (i) with respect to Base Rate Loans, a rate of interest equal to zero percent (0%) per annum, and (ii) with respect to Eurodollar Loans, a rate of interest equal to seven eighths of one percent (0.875%) per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arrangers” means, collectively, JPMorgan and MUFG.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons whose specimen signatures are included in the incumbency certificate provided by the Borrower pursuant to Section 6.1(c) hereof, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” and “Banks” are defined in the first paragraph of this Agreement.

“Base Rate” is defined in Section 2.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

“BHP” means Black Hills Power, Inc., a South Dakota corporation.

“Borrower” is defined in the first paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period.  Borrowings of Loans are made by and maintained ratably for each of the Banks according to their Percentages.  A Borrowing is “advanced” on the day Banks advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof.

“Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in New York, New York, Chicago, Illinois or Rapid City, South Dakota and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

“Capital” means, as of any date of determination thereof, without duplication, the sum of (A) Consolidated Net Worth plus (B) all Consolidated Indebtedness.

“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any governmental authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control Event” means one or more of the following events:

(a)                                 less than a majority of the members of the Board of Directors of the Borrower shall be persons who either were (i) nominated and approved by the Board of Directors of the Borrower serving as of the Restatement Effective Date or (ii) appointed by directors so nominated and approved; or

(b)                                 the stockholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; or

(c)                                  a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Voting Stock of the Borrower as of the Restatement Effective Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Voting Stock of the Borrower representing more than twenty percent (20%) of the combined voting power of the outstanding Voting Stock or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of the Borrower; or

(d)                                 except as permitted by Section 7.12 hereof, the Borrower ceases at any time to own one hundred percent (100%) of the Voting Stock and other equity interests of any Material Subsidiary (or such lower percentage that the Borrower owns at the time of organization or acquisition of such Material Subsidiary).

“CLF&P” means Cheyenne Light, Fuel & Power Company, a Wyoming corporation.

“CLF&P Indenture” means that certain Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement, dated as of November 20, 2007, between CLF&P and Wells Fargo Bank, National Association, as Trustee, together with all amendments and supplemental indentures thereto, and the first mortgage bonds issued in connection therewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” and “Commitments” means, as to each Bank, its obligation to make or maintain a Loan to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule 2.1.

“Compliance Certificate” means a certificate in the form of Exhibit B hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means all assets which should be listed on the consolidated balance sheet of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that Consolidated Indebtedness shall exclude Non-Recourse Indebtedness (but including first mortgage bond debt).

“Consolidated Indebtedness to Capitalization Ratio” means, as of any time the same is to be determined, the ratio of the amount of (A) Consolidated Indebtedness outstanding at such time to (B) the amount of Capital at such time.

“Consolidated Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding (to the extent otherwise included in calculating shareholders’ equity), minority interests in Subsidiaries) which would appear on the consolidated balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.5(a) hereof.

“Credit Documents” means this Agreement, the Notes and all other documents executed in connection herewith or therewith.

“Credit Event” means any Borrowing.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Bank” means any Bank that has (a) failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days after the date when due, unless the subject of a good faith dispute, (b) become (i) or is insolvent or has a parent company that has become or is insolvent or (ii) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has taken any corporate or board or other action seeking or agreeing to the appointment of any such Person or (c) has (or whose direct or indirect parent company has) become the subject of a Bail-In Action; provided, a Bank shall not become a Defaulting Bank solely as the result of the acquisition or maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control over a Bank or Person controlling such Bank by a governmental authority or an instrumentality thereof.

“Derivative Arrangement” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, future agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option, that relates to fluctuations in raw material prices or utility or energy prices or other costs, or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing.  “Derivative Arrangements” shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to a Loan.

“Derivative Obligations” means, with respect to any Person, all liabilities of such Person under any Derivative Arrangement (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Derivative Arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.

“Designated Persons” means a person or entity (a) listed in the annex to any Executive Order or (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or that is otherwise the subject of any Sanctions Laws and Regulations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”  means an electronic sound,  symbol,  or process attached to,  or associated with,  a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, DebtX® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Ineligible Institution.

“Environmental and Health Laws” means any and all federal, state, regional, county, local and foreign statutes, laws, common law, regulations, ordinances, judgments, orders (including, without limitation, administrative orders), permits, licenses and governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), pollution, natural resources, conservation or the environment, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes, or the removal, investigation or clean-up (including but not limited to oversight, security and relocation) or other remediation thereof.

“ERISA” is defined in Section 5.8 hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest prior to its maturity at the rate specified in Section 2.3(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 2.3(b) hereof.

“Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Administrative Agent or Bank or required to be withheld or deducted from a payment to any Administrative Agent or Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Administrative Agent or Bank being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan, Letter of Credit or Commitment or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 11.1, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or Bank’s failure to comply with Section 11.1 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.

“Existing Banks” has the meaning assigned to such term in the recitals hereto.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Loans” has the meaning assigned to such term in Section 2.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.  For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Bank” means a Bank that is not a U.S. person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s financial statements furnished to the Banks as described in Section 5.4 hereof.

“Granting Bank” has the meaning specified in Section 11.10(h) hereof.

“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

“Hazardous Material” means any chemical, substance or material, the generation, use, storage, transportation or disposal of which, is prohibited, limited or regulated by any Environmental and Health Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof), lead-based paint, mold and radon, and (b) any material or substance the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, Release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated pursuant to any Environmental and Health Law.

“Immaterial Subsidiary” shall mean, any Subsidiary of the Borrower whose total assets (as determined in accordance with GAAP) do not represent at least ten percent (10%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof.

“Impacted Bank” means any Bank that fails promptly to provide the Administrative Agent, upon the Administrative Agent’s reasonable request therefor, reasonably satisfactory assurance that such Bank will not become a Defaulting Bank.

“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business which are not past-due); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiary of the Borrower in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guarantees issued by such Person, provided that, for purposes of calculating the Borrower’s compliance with the financial covenants set forth in Section 7.17 hereof, (A) Long-Term Guaranties shall not be deemed “Indebtedness” and (B) the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances, (vii) all Derivative Obligations of such Person, provided that for purposes of determining the Borrower’s compliance with the financial covenants set forth in Section 7.17 hereof, only the Borrower’s Derivative Obligations under Derivative Arrangements (calculated after giving effect to any cash collateral and counterparty netting arrangements with respect to any such Derivative Obligations) which must be marked-to-market in accordance with GAAP shall be included as Indebtedness of the Borrower and (viii) all obligations of such Person under synthetic (and similar type) lease arrangements, provided that for purposes of calculating such Person’s Indebtedness under such synthetic (or similar type) lease arrangements, such lease arrangement shall be treated as if it were a Capital Lease.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means (i) a natural person, (ii) a Defaulting Bank or any of its Subsidiaries, (iii) the Borrower, any of its Subsidiaries or any of its Affiliates, or (iv) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Period” is defined in Section 2.6 hereof.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Lending Office” is defined in Section 9.4 hereof.

“LIBO Rate” means, with respect to any Eurodollar Borrowing and for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.3.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark

Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). “Loan” and “Loans” are defined in Section 2.1 hereof and includes a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

“Long-Term Guarantee” means (i) any Guarantee issued by the Borrower or its Subsidiaries under which the holder or beneficiary of such Guarantee is not permitted under any circumstance or contingency to make demand or exercise any other remedies under such Guarantee prior to the Termination Date, as extended from time to time in accordance with the terms hereof and (ii) any coal mining reclamation bonds or contingent indemnity or reimbursement obligations with respect to such reclamation bonds (so long as such reclamation bonds have not been called upon).

“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its material obligations under the Credit Documents or (iii) the validity or enforceability of the material obligations of the Borrower under any Credit Document or the rights or remedies of the Agent and the Banks thereunder; provided that a downgrade of the Borrower’s S&P Rating and/or Moody’s Rating and/or any other credit rating of Borrower from any other credit rating agency shall not, in and of itself, be deemed a “Material Adverse Effect” for purposes of this Agreement.

“Material Subsidiaries” means any Subsidiary of the Borrower whose total assets (including any equity interests in other Subsidiaries and as determined in accordance with GAAP) represent ten percent (10%) or more of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof; all Material Subsidiaries are designated as such in Schedule 5.2 hereto, as updated from time to time in accordance with the terms of this Agreement.

“Moody’s Rating” means the rating assigned by Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed between the Required Banks and the Borrower).  Any reference in this Agreement to any specific rating is a reference to such rating as defined as of the date hereof by Moody’s Investors Service, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“MUFG” means MUFG Union Bank, N.A.

“Multiemployer Plan” means an employee pension benefit plan covered by Title IV of ERISA that is a multiemployer plan under Section 4001(a)(3) of ERISA, and to which a member of the

Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five years made contributions.

“Non-Defaulting Bank” means a Bank that is not a Defaulting Bank.

“Non-Recourse Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings and refinancings (including project financings and refinancings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Borrower or a Subsidiary of the Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness.  For purposes of clarification, any Indebtedness of a Project Finance Subsidiary which would otherwise constitute Non-Recourse Indebtedness but for the issuance by the Borrower or a Subsidiary of the Borrower of a Guarantee or other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement be deemed Non-Recourse Indebtedness so long as (i) the Borrower’s or such Subsidiary’s obligations under such Guarantee or other document are treated for all purposes as Consolidated Indebtedness hereunder, (ii) such Consolidated Indebtedness of the Borrower or such Subsidiary pursuant to such Guaranty is unsecured and is otherwise permitted by this Agreement, and (iii) such Consolidated Indebtedness of the Borrower or such Subsidiary pursuant to all such Guaranties does not in the aggregate exceed $100,000,000 at any one time outstanding.

“Note” is defined in Section 2.10(a) hereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all fees payable hereunder, all obligations of the Borrower to pay principal of or interest on Loans, fees, expenses, indemnities, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

“OFAC” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.

“Original Banks” has the meaning assigned to such term in the recitals hereto.

“Original Borrower” has the meaning assigned to such term in the recitals hereto.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Other Connection Taxes” means, with respect to any Administrative Agent or Bank, Taxes imposed as a result of a present or former connection between such Administrative Agent or Bank and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.—managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Percentage” means, for each Bank, the percentage held by such Bank of the aggregate principal amount of all outstanding Obligations.

“Permitted Derivative Obligations” means all Derivative Obligations as to which the Derivative Arrangements giving rise to such Derivative Obligation are entered into in the ordinary course of business to hedge interest rate risk, currency risk, commodity price risk or the production of the Borrower or its Subsidiaries (and not for speculative purposes) and if such Derivative Obligation is an obligation of the Borrower, such Derivative Obligation ranks no greater than pari passu to the Obligations.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored and maintained by a member of the Controlled Group.

“PBGC” is defined in Section 5.8 hereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Finance Subsidiary” means any Subsidiary of the Borrower as to which the creditors and other holders of Indebtedness of such Subsidiary have recourse solely against the assets of such Subsidiary and not against the Borrower or any other Subsidiary of the Borrower or any of their other assets (whether directly, through a Guarantee or otherwise) other than (i) pursuant to a Guarantee permitted hereunder and (ii) the stock of such Subsidiary (or similar equity interest).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended.

“Reference Rating” is the rating for the Borrower’s senior, unsecured long-term indebtedness for borrowed money that is not guaranteed by any other person or entity.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Required Banks” means, as of the date of determination thereof, any Banks holding in the aggregate more than fifty percent (50%) of the Percentages, provided, that at any time there are two (2) or fewer Banks, Required Banks shall mean Banks holding one hundred percent (100%) of the Percentages.

“Restatement Effective Date” means August 9, 2016.

“S&P Rating” means the rating assigned by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Required Banks and the Borrower).  Any reference in this Agreement to any specific rating is a reference to such rating as defined as of the date hereof by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or such a successor), and shall be deemed to refer to the equivalent rating if such rating system changes.

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Security” has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

“SPC” has the meaning specified in Section 11.10(h) hereof.

“Subsidiary” of a Person means any corporation or other entity (i) which is consolidated into the financial statements of such Person in accordance with GAAP or (ii) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person or by one or more of its Subsidiaries; provided, however that the term “Subsidiary” shall not include any corporation or other entity in which such Person owns no outstanding stock or comparable equity interest. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means June 30, 2017.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents, the borrowing of Loans and other credit extensions hereunder and the use of the proceeds thereof.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unguaranteed Non-Recourse Indebtedness” means, without duplication, Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings (including project financings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Borrower or a Subsidiary of the Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness; provided, for purposes of clarification of this definition, any Indebtedness of a Project Finance Subsidiary in which the Borrower or a Subsidiary of the Borrower has issued a Guarantee or is a party to any other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement not be deemed Unguaranteed Non-Recourse Indebtedness.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 11.1.

“Voting Participant” is defined in Section 11.10(i) hereof.

“Voting Participant Notification” is defined in Section 11.10(i) hereof.

“Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

“Welfare Plan” means a “welfare plan,” as defined in Section 3(l) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                                    Interpretation; Existing Credit Agreement Consent .  The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined.  All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided.  The word “including” means including without limiting the generality of any description preceding such term.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP in effect on the Restatement Effective Date, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.  Whether any obligations of the Borrower or any Subsidiary are “pari passu” with the Obligations shall be determined based on contractual rights and shall not take into consideration structural seniority or subordination.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), and (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. With respect to each Bank hereunder that was a “Bank” under (and as defined in) the Existing Credit Agreement immediately prior to the effectiveness of this Agreement, each such prior Bank hereby consents that, notwithstanding the provisions of Section 2.8 of the Existing Credit Agreement, the “Borrower” under (and as defined in) the Existing Credit Agreement may provide notice of prepayment of “Eurodollar Loans” (as defined in the Existing Credit Agreement) pursuant to Section 2.8 of the Existing Credit Agreement no later than 12:00 noon (New York time) on the Restatement Effective Date.

Section 1.3                                    [Reserved].

Section 1.4                                    [Reserved].

SECTION 2.                            THE CREDITS.

Section 2.1                                    The Loan Commitment.  Prior to the Restatement Effective Date, certain term loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the Restatement Effective Date (such outstanding loans being hereinafter referred to as the “Existing Loans”).  Subject to the terms and conditions of this Agreement, the Borrower and each Bank agrees that on the Restatement Effective Date the Existing Loans shall be re-evidenced as loans under this Agreement (each such loan, a “Loan” hereunder), the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement.  Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.  As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans.  Unless an earlier maturity is provided for hereunder, all Loans shall mature and be due and payable on the Termination Date.

Section 2.2                                    Reserved.

Section 2.3                                    Applicable Interest Rates.

(a)                                 Base Rate Loans.  Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed at all times on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise) and no less frequently than quarterly.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(b)                                 Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBO Rate applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBO Rate” means, for any Borrowing of Eurodollar Loans, a rate per annum determined by multiplying the LIBO Rate times the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means for a Borrowing of Eurodollar Loans from any Bank, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board of Governors of the Federal Reserve System.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D of the Board of Governors of the Federal Reserve System or any comparable regulation.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

(c)                                  Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error.

Section 2.4                                    Minimum Borrowing Amounts.  Each Borrowing of Eurodollar Loans shall be in an amount not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 2.5                                    Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans.

(a)                                 Notice to the Administrative Agent.  The Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower.  The Borrower shall give all such notices requesting, the continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy or email of a properly executed pdf (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing).  Notices of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans or of Base Rate Loans into Eurodollar Loans shall be in the form of Exhibit E (a “Conversion/Continuation Notice”) and must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion.  All such notices concerning the continuation or conversion of a Borrowing shall be irrevocable once given and shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.  There may be no more than ten (10) different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.

(b)                                 Notice to the Banks.  The Administrative Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 2.5(a) hereof.  The Administrative Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.

(c)                                  Borrower’s Failure to Notify.  Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 2.5(a) hereof that it intends to convert such Borrowing into a Borrowing of Eurodollar Loans or notifies the Administrative Agent within the period required by Section 2.8(a) hereof that it intends to prepay or repay such Borrowing.  If the Borrower fails to give notice pursuant to Section 2.5(a) hereof of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) hereof and has not notified the Administrative Agent within the period required by Section 2.8(a) hereof that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof.  The Administrative Agent shall promptly notify the Banks of the Borrower’s failure to so give a notice under Section 2.5(a) hereof.

(d)                                 Disbursement of Loans.  Not later than 12:00 noon (New York time) on the date of any requested advance of a new Borrowing of Eurodollar Loans, and not later than 2:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent.  The Administrative Agent shall make available to the Borrower Loans in the type of funds received by the Administrative Agent from the Banks.

(e)                                  Administrative Agent Reliance on Bank Funding.  Unless the Administrative Agent shall have been notified by a Bank (i) with respect to Eurodollar Loans, before the date on which such Bank is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) or (ii) with respect to Base Rate Loans, no later than 2:00 p.m. (New York time) on the due date thereof, that such Bank does not intend to make such payment, the Administrative Agent may assume that such Bank has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to (i) from the date the related payment was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the NYFRB Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day.  If such amount is not received from such Bank by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

Section 2.6                                    Interest Periods.  As provided in Section 2.5(a) hereof, at the time of each request for a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options.  The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter) and (b) in the case of Eurodollar Loans, 1, 2, 3 or 6 months thereafter (or such other time period as may be agreed to by and among the Borrower, the Administrative Agent and the Banks); provided, however, that:

(a)                                 any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b)                                 for any Borrowing of Eurodollar Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c)                                  whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d)                                 for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.7                                    Maturity of Loans.  Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), all Obligations (including principal and interest on all outstanding Loans) shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.8                                    Prepayments.  The Borrower may prepay any Borrowing of Eurodollar Loans or Base Rate Loans without premium or penalty and in whole or in part (but, if in part, then (i) in an amount not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) upon irrevocable notice to the Administrative Agent (A) in the case of any Borrowing of Eurodollar Loans, no later than 2:00 p.m. (New York time) on the date that is three (3) Business Days’ prior to such prepayment and (B) in the case of any Borrowing of Base Rate Loans, no later than 2:00 p.m. (New York time) on the date of such prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment.  In the case of Eurodollar Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment.  The Administrative Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower.  No amount paid or prepaid before the Termination Date may be borrowed again.

Section 2.9                                    Default Rate.  If any payment of principal or interest on any Loan, or payment of any other Obligation, is not made when due (whether by acceleration or otherwise), such principal, interest or other Obligation shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a)                                 for any Obligation other than a Eurodollar Loan (including principal and interest relating to Base Rate Loans and interest on Eurodollar Loans), the sum of two percent (2.00%) plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b)                                 for the principal of any Eurodollar Loan, the sum of two percent (2.00%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2.00%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10                             The Notes.

(a)                                 The Loans made to the Borrower by each Bank shall, upon the written request of any such Bank, be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A hereto.  Each such promissory note is hereinafter referred to as a “Note” and collectively such promissory notes are referred to as the “Notes.”

(b)                                 Each Bank shall record on its books and records or on a schedule to its Note (if any) the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto.  The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence of the same; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder together with accrued interest thereon.  At the written request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.11                             Funding Indemnity.  If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(a)                                 any payment (whether by acceleration or otherwise), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)                                 any failure (because of a failure to meet the conditions of Section 6 hereof or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof or established pursuant to Section 2.5(c) hereof,

(c)                                  any failure by the Borrower to make any payment or prepayment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)                                 any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense.  If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be prima facie evidence of the amount of such loss, cost or expense.

Section 2.12                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Bank.

Section 2.13                             Reserved.

Section 2.14                             Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to this Agreement) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, and (ii) second, to such Defaulting Bank, or, in each case, as otherwise directed by a court of competent jurisdiction.

Notwithstanding anything set forth herein to the contrary, a Defaulting Bank shall not have any voting or consent rights under or with respect to any Credit Documents or constitute a “Bank” for any voting or consent rights under or with respect to any Credit Document, in any matter requiring the consent of Required Banks.  Moreover, for the purposes of determining Required Banks and the Loans held, Defaulting Banks shall be excluded from the total Loans outstanding.  For purposes of clarification, a Defaulting Bank shall not lose its right to vote with respect to matters set forth in clauses (i) and (ii) of Section 11.11 hereof.

SECTION 3.                            FEES.

Section 3.1                                    Fees.  All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed.  All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Administrative Agent and shall be prima facie evidence of the amount of such fee, absent manifest error.

SECTION 4.                            PLACE AND APPLICATION OF PAYMENTS.

Section 4.1                                    Place and Application of Payments.  All payments of principal of and interest on the Loans, and of all other Obligations and other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower in U.S. Dollars to the Administrative Agent by no later than 2:00 p.m. (New York time) on the due date thereof at the principal office of the Administrative Agent pursuant to the payment instructions set forth on Part A of Schedule 4 hereto (or such other location in the, United States as the Administrative Agent may designate to the Borrower), for the benefit of the Person or Persons entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made free and clear of, and without deduction for, any set-off, defense, counterclaim, levy, or any other deduction of any kind in immediately available funds at the place of payment.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5.                            REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to its Subsidiaries, as to each Subsidiary of the Borrower, as follows:

Section 5.1                                    Corporate Organization and Authority.  The Borrower is duly organized and existing in good standing under the laws of the state of South Dakota; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2                                    Subsidiaries.  Schedule 5.2 (as updated from time to time pursuant to Section 7.1 hereof) hereto identifies each Subsidiary of the Borrower, the jurisdiction of organization, the percentage of issued and outstanding equity securities owned by the Borrower and its Subsidiaries and, if such percentage is not one hundred percent (100%) (excluding directors’ qualifying shares as required by law), a description of each class of its equity securities and the number of securities issued and outstanding.  Each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction of its organization, has all necessary corporate or equivalent power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect.  All of the issued and outstanding securities of each Subsidiary owned directly or indirectly by the Borrower are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto.  All such securities owned by the Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9 hereof.

Section 5.3                                    Corporate Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof and to perform all of its obligations under the Credit Documents to which the Borrower is a party.  Each Credit Document to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).  No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of the Borrower’s Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

Section 5.4                                    Financial Statements.  All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for the Borrower’s fiscal years ending on or before December 31, 2015 have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. The unaudited balance sheet and income statements for the six-month period ended June 30, 2016 have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements applied on a basis consistent, except as otherwise noted therein, with the previous same fiscal period of the Borrower in the prior fiscal year (subject to normal year-end adjustments).  Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby.  The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks.  Since December 31, 2015, there has been no event or series of events which has resulted in, or reasonably could be expected to result in, a Material Adverse Effect.

Section 5.5                                    No Litigation.

Except as disclosed on Schedule 5.5 hereto, there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary of the Borrower, in which there is a reasonable possibility of an adverse decision which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.

Section 5.6                                    Taxes.  The Borrower and its Subsidiaries have timely filed all United States federal tax returns, and all other foreign, state, local and other tax returns, required to be filed and have timely paid all taxes due from the Borrower and its Subsidiaries (whether or not pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary of the Borrower), except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided.  No notices of tax liens have been filed, other than such notices in respect of any tax liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower or any of its Subsidiaries (individually or in the aggregate).  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate and in conformance with GAAP.

Section 5.7                                    Approvals.  No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, agency or instrumentality which have not already been obtained, nor any approval or consent of the stockholders of the Borrower or any Subsidiary of the Borrower or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of any Credit Document to which it is a party.

Section 5.8                                    ERISA.  With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it. The Borrower and each other member of the Controlled Group has made all contribution to each Multiemployer Plan when due. The Borrower and each other member of the Controlled Group has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”), a Plan or a Multiemployer Plan under Title IV of ERISA other than (a) a liability incurred in the ordinary course of business related to the ongoing funding requirements of a Plan or Multiemployer Plan or (b) a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither the Borrower nor any Subsidiary of the Borrower has any contingent liabilities for any post-retirement benefits under a Welfare Plan, and other than (i) liability for continuation coverage described in Part 6 of Title I of ERISA and Section 4980B of the Code or similar state statute and (ii) additional liabilities that could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

Section 5.9                                    Government Regulation.  Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10                             Margin Stock; Use of Proceeds.  Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System).  The proceeds of the Loans in part re-evidence borrowings under the Existing Credit Agreement. Any proceeds of the Loans in excess of the borrowings under the Existing Credit Agreement are to be used to repay other indebtedness of the Borrower and its Subsidiaries and for general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 5.11                             Compliance with Laws.                 The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably expected to have a Material Adverse Effect.

Section 5.12                             Ownership of Property; Liens.  The Borrower and each Subsidiary of the Borrower has good title to or valid leasehold interests in all its Property necessary for the Borrower and its Subsidiaries to conduct its respective business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Borrower’s or any Subsidiary’s Property is subject to any Lien, except as permitted in Section 7.9 hereof.

Section 5.13                             [Reserved].

Section 5.14                             Full Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects and not misleading; provided that with respect to any projected financial information the Borrower represents only that such information was prepared in good faith upon reasonable assumptions.

Section 5.15                             [Reserved].

Section 5.16                             Sanctions Laws and Regulations.  None of the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Borrower, any Affiliates of the Borrower or its Subsidiaries or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with this Agreement or benefit from the credit facility established hereby, is a Designated Person. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Sanctions Laws and Regulations in all material respects. No Borrowing, use of proceeds or other Transactions will violate any Sanctions Laws and Regulations.

Section 5.17                             EEA Financial Institution.  The Borrower is not an EEA Financial Institution.

SECTION 6.                            CONDITIONS PRECEDENT.

The effectiveness of this Agreement on the Restatement Effective Date and obligation of each Bank to effect a Borrowing shall be subject to the following conditions precedent:

Section 6.1                                    Initial Credit Event.  On or before the Restatement Effective Date:

(a)                                 The Administrative Agent shall have received for each Bank the favorable written opinion of (i) Faegre Baker Daniels LLP, counsel to the Borrower and (ii) General Counsel to the Borrower; provided, either such opinion shall include a legal opinion to the effect that the Borrower has obtained all necessary approvals under PUHCA in connection with its obligations under the Credit Documents, and such other related matters as the Administrative Agent may reasonably request;

(b)                                 The Administrative Agent shall have received for each Bank copies of the Borrower’s (i) Articles of Incorporation, together with all amendments and (ii) bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c)                                  The Administrative Agent shall have received for each Bank satisfactory evidence that the Borrower’s Board of Directors has authorized the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(d)                                 The Administrative Agent shall have received for each Bank which has requested same such Bank’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;

(e)                                  The Administrative Agent shall have received a duly executed set of the Credit Documents;

(f)                                   All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks;

(g)                                  The Administrative Agent shall have received a duly executed Compliance Certificate containing financial information as of June 30, 2016 (stating a Consolidated Indebtedness to Capitalization Ratio in accordance with Section 7.17 hereof);

(h)                                 During the period from December 31, 2015 to the Restatement Effective Date, neither the Borrower nor any of its Subsidiaries shall have issued, incurred, assumed, created, become liable for, contingently or otherwise, any material Indebtedness other than $250 million 2.500% Senior Notes due 2019 and $300 million 3.950% Senior Notes due 2026 issued on January 13, 2016 pursuant to that certain Indenture, dated May 21, 2003, between the Borrower and Wells Fargo Bank, National Association, as trustee (as amended and supplemented from time to time);

(i)                                     The Borrower shall have provided to the Administrative Agent a certificate stating that the conditions precedent set forth in this Section 6.1 and Sections 6.2(b) and (c) hereof have been satisfied;

(j)                                    The Borrower shall have prepaid the Existing Loans in an amount such that after giving effect thereto, the outstanding aggregate principal amount of the Existing Loans immediately prior to the Restatement Effective Date is $100,000,000; and

(k)                                 The Administrative Agent shall have received such other documents and information as it may reasonably request.

Section 6.2                                    All Credit Events.  As of the time of the Credit Event hereunder:

(a)                                 In the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof;

(b)                                 Each of the representations and warranties set forth in Section 5 hereof (except with respect to representations contained in the first sentence of Section 5.2 hereof which are untrue as the result of information on Schedule 5.2 which has not yet been required to be updated pursuant to Section 7.6(c) hereof) shall be and remain true and correct in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of such date; and

(c)                                  No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

Each request for a Credit Event shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.

SECTION 7.                            COVENANTS.

The Borrower covenants and agrees that, so long as any Note or Loan is outstanding hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

Section 7.1                                    Corporate Existence; Subsidiaries.  The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.12 hereof.  Together with any financial statements delivered pursuant to Section 7.6 hereof, the Borrower shall deliver an updated Schedule 5.2 to reflect any changes from the existing Schedule 5.2.

Section 7.2                                    Maintenance.  The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary of the Borrower from discontinuing the operation or maintenance of any such Properties if such discontinuance could not reasonably be expected to have a Material Adverse Effect and is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiaries.

Section 7.3                                    Taxes.  The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower, except where such failure to pay and discharge such taxes, rates, assessments, fees and charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.4                                    ERISA.  The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) the Borrower’s or any of its Subsidiaries’ intention to completely or partially terminate any Plan, (iv) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination under Section 4041 of ERISA, (v) with respect to any Multiemployer Plan, its or any of its Subsidiaries’ intention to completely or partially withdraw from the Multiemployer Plan, (vi) the failure of a Plan, Multiemployer Plan or related trust intended to qualify for tax exempt status under Section 401(a) or 501 of the Code to qualify thereunder, and (vii) the occurrence of any event affecting any Plan or Multiemployer Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.4.

Section 7.5                                    Insurance.  The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property.  To the extent usually insured by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers’ and public and product liability risks with good and responsible insurance companies.  The Borrower will, upon request of any Bank, furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

Section 7.6                                    Financial Reports and Other Information.

(a)                                 The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower shall deliver to the Administrative Agent, which in turn will deliver to each Bank, in form and detail satisfactory to the Administrative Agent, each of the following:

(i)                                     within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016, a copy of the Borrower’s financial statements for such fiscal year, including the consolidated balance sheet of the Borrower and its Subsidiaries for such year and the related statements of income and statements of cash flow, each as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants’ opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, provided that such opinion shall not contain a “going concern” or like qualification or exception or a qualification arising out of the scope of the audit, and provided, further, that if the Borrower publicly files with the SEC its annual report on Form 10-K for the applicable annual period, and such annual report contains the financial statements and accountants’ certifications, opinions and statements described above, the Borrower may satisfy the requirements of this Section 7.6(a)(i) by such filing, subject to Section 7.6(b) hereof.  Together with such information the Borrower shall provide to the Administrative Agent such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;

(ii)                                  within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2016, a consolidated unaudited balance sheet of the Borrower and its Subsidiaries, and the related statements of income and statements of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower’s chief executive officer, chief financial officer, corporate controller or treasurer as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby, provided that if the Borrower publicly files with the SEC a Form 10-Q for the applicable quarterly period, and such quarterly report contains the financial statements and certifications described above, the Borrower may satisfy the requirements of this Section 7.6(a)(ii) by such filing, subject to Section 7.6(b) hereof.   Together with such information the Borrower shall provide to the Administrative Agent such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;

(iii)                               within the period provided in subsection (i) above, the written statement of the accountants who certified the audit report thereby required consistent with past practices that in the course of their audit they have obtained no knowledge of certain Defaults or Events of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof; and

(iv)                              promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower or any of its non Wholly-Owned Subsidiaries that are Material Subsidiaries sends to its (or their, as applicable) shareholders, and subject to Section 7.6(b) hereof, copies of all other regular, periodic and special reports and all registration statements the Borrower or any of its Subsidiaries file with the SEC or any successor thereto, or with any national securities exchanges.

(b)                                 Any financial statement, report or registration statement required to be furnished pursuant to Section 7.6(a)(i), (ii) or (iv) hereof shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower has filed such financial statement, report or registration statement with the SEC and it is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Banks without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (which shall then give notice of any such filing to the Banks).  Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement, report or registration statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

(c)                                  Each financial statement furnished to the Administrative Agent pursuant to Section 7.6(a)(i) or (ii) hereof shall be accompanied by (A) a written certificate signed by the Borrower’s chief executive officer, chief financial officer, corporate controller or treasurer to the effect that (i) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, (ii) the representations and warranties contained in Section 5 hereof are true and correct in all material respects as though made on the date of such certificate (other than those made solely as of an earlier date, which need only remain true as of such date), except as otherwise described therein, (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower’s compliance with the covenant set forth in Section 7.17 hereof, and (C) a reasonably detailed description of any material change in any of the material information set forth on Schedules 5.2 and 5.5 since the date of the last certificate delivered pursuant to clause (A) above.

(d)                                 The Borrower will promptly (and in any event within three (3) Business Days after an officer of the Borrower has knowledge thereof) give notice to the Administrative Agent and each Bank:

(i)                                     of the occurrence of any Default or Event of Default;

(ii)                                  any event or condition which could reasonably be expected to have a Material Adverse Effect;

(iii)                               of any event that would cause the representations and warranties set forth in Section 5.5 or Section 5.11 hereof to be untrue;

(iv)                              of the entering into of any Long-Term Guaranties, and the Borrower shall promptly provide the Administrative Agent with a copy of any such Guarantee and any modification to such Guarantee; and

(v)                                 promptly, but within five (5) days after such change, written notice to the Administrative Agent of each change to the Reference Rating.

Section 7.7                                    Bank Inspection Rights.  For purposes of confirming compliance with the Credit Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Banks, the Borrower will, at the Borrower’s expense, permit such Banks (and such Persons as any Bank may designate) during normal business hours to visit and inspect, under the Borrower’s guidance, any of the Properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted each calendar quarter.

Section 7.8                                    Conduct of Business.  Neither the Borrower nor any Subsidiary of the Borrower will engage in any line of business other than business activities in the field of (i) cogeneration and related thermal uses, (ii) energy production, (iii) energy development, (iv) energy recovery, (v) utility ownership, operation and management, including the provision of services reasonably ancillary thereto, such as gas services and call centers, (vi) demand side management services, (vii) management of investment funds which invest in energy related businesses and investments in such funds, (viii) hedging (but not speculative activities relating to any of the foregoing lines of business described in clauses (i) through (viii)), (ix) telecommunications, (x) management and operating services related to any of the foregoing lines of business, and (xi) other businesses not described in the foregoing so long as the Investments and expenses made in such other businesses does not exceed $50,000,000.

Section 7.9                                    Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary of the Borrower; provided, however, that this Section 7.9 shall not apply to or operate to prevent:

(a)                                 Liens arising by operation of law in respect of Property of the Borrower or any of its Subsidiaries which are incurred in the ordinary course of business which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(b)                                 Liens securing (i) Non-Recourse Indebtedness of any Subsidiary of the Borrower or (ii) the obligations of a Project Finance Subsidiary under a power purchase agreement or under Non-Recourse Indebtedness of such Project Finance Subsidiary, provided that in the case of clause (i) above any such Lien is limited to the Property being financed or refinanced by such Non-Recourse Indebtedness and the stock (or similar equity interest) of the Subsidiary which incurred such Non-Recourse Indebtedness, and in the case of clause (ii) above any such Lien is limited to the Property and the stock (or similar equity interest) of such Subsidiary or Project Finance Subsidiary, as applicable;

(c)                                  Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $50,000,000 at any one time outstanding;

(d)                                 Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $50,000,000 at any one time outstanding;

(e)                                  Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;

(f)                                   Liens existing on the date hereof and listed on Schedule 7.9 hereto;

(g)                                  Liens securing (i) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower or a Subsidiary of the Borrower used in the ordinary course of business of the Borrower or a Subsidiary of the Borrower, so long as such Liens are limited to the property being financed or acquired and proceeds thereof, (ii) Capitalized Lease Obligations, so long as such Liens are limited to the property subject to the related Capital Lease and proceeds thereof, and (iii) the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that such Liens shall only be permitted to the extent the aggregate amount of Indebtedness and other obligations secured by all such Liens does not exceed five percent (5%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof;

(h)                                 Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(i)                                     Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)                                    Liens relating to synthetic lease arrangements of the Borrower or a Subsidiary of the Borrower, provided that (i) such Lien is limited to the Property being leased, and (ii) to the extent the lessor or any other Person has recourse to the Borrower, any Subsidiary or any of their Property (other than the Property being so leased), through a Guarantee (including a residual guarantee) or otherwise, such Lien shall be permitted if the Borrower has included the recourse portion of such obligations as Indebtedness for all purposes (including financial covenant calculations) under the Credit Documents;

(k)                                 Reserved;

(l)                                     Liens securing Indebtedness issued pursuant to (i) that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, (ii) the CLF&P Indenture, together with all amendments and supplemental indentures thereto, and (iii) Indebtedness constituting first mortgage bonds that is issued or incurred by Black Hills Utility Holdings, Inc. or any of its direct or indirect Subsidiaries to finance the design, permitting, construction, ownership, operation or maintenance of utility properties which does not mature prior to the Termination Date, as extended from time to time in accordance with the terms hereof, and is not in excess of an amount equal to fifty percent (50%) of the net book value of the property, plant and equipment of Black Hills Utility Holdings, Inc. (as reported in the most recent quarterly financial statements which were prepared in accordance with GAAP); provided, the Borrower shall promptly provide the Administrative Agent with a copy of any documentation evidencing such Indebtedness in excess of $25,000,000 and any modification to such Indebtedness;

(m)                             Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (j), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced or in the case of a Project Finance Subsidiary, all of the assets of such Project Finance Subsidiary;

(n)                                 Liens (i) of a collecting bank arising under the UCC on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law, or which arise under the documents governing the deposit relationship, encumbering deposits (including the right of set-off, charge-back rights, and refund rights) and which are within the general parameters customary in the banking industry, or (iii) encumbering customary deposits and margin deposits and other Liens attaching to brokerage accounts or arising under or in connection with Derivative Arrangements or Derivative Obligations, in each case incurred in the ordinary course of business; and

(o)                                 Other Liens made in the ordinary course of business of the Borrower or its Subsidiaries so long as the aggregate amount of Indebtedness or other obligations secured by such Liens does not exceed, in the aggregate, ten percent (10%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof, excluding goodwill.

provided, that the foregoing paragraphs shall not be deemed under any circumstance to permit a Lien to exist on any capital stock or other equity interests of the Material Subsidiaries.

Section 7.10                             Use of Proceeds; Regulation U.  Each Loan shall re-evidence the borrowings under the Existing Credit Agreement.  The Borrower will not use any part of the proceeds of any of the Borrowings directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.11                             [Reserved].

Section 7.12                             Mergers, Consolidations, Acquisitions and Sales of Assets.

(a)                                 The Borrower will not, and will not permit any of its Material Subsidiaries to, consolidate with or be a party to merger with any other Person or sell, lease or otherwise dispose of all or a “substantial part” of the assets of the Borrower and its Subsidiaries; provided, however, that

(i)                                     the foregoing shall not prohibit any sale, lease, transfer or disposition of assets, other than equity interests in or the assets of BHP and CLF&P, solely to the extent and so long as (A) such transaction does not result in a downgrade of the Borrower’s S&P Rating below BBB- or the Borrower’s Moody’s Rating below Baa3, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole;

(ii)                                  the foregoing shall not prohibit any sale, lease, transfer or disposition to which the Required Banks have consented, such consent not to be unreasonably withheld if (A) such transaction does not result in a downgrade of either the Borrower’s S&P Rating below BBB- or the Borrower’s Moody’s Rating below Baa3, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole;

(iii)                               any Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Borrower or any Subsidiary of which the Borrower holds (directly or indirectly) at least the same percentage equity ownership; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(iv)                              the Borrower and its Subsidiaries may sell inventory, reserves and electricity in the ordinary course of business;

(v)                                 the Borrower and its Subsidiaries may sell the assets of or equity interest in any Immaterial Subsidiary; provided that the total assets of such Immaterial Subsidiary, when added to the total assets of all other Immaterial Subsidiaries sold pursuant to this Section 7.12(a)(v) during such fiscal year, shall not exceed twenty percent (20%) of the Consolidated Assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year; and

(vi)                              the Borrower may enter into a merger with, or acquisition of all or substantially all of the capital stock or assets of, another Person so long as:

(A)                               if a merger, the Borrower or such Subsidiary is the surviving entity;

(B)                               unless consented to by the Required Banks, no downgrade in the Borrower’s S&P Rating below BBB- or the Borrower’s Moody’s Rating below Baa3 would occur as a result of the consummation of such a transaction;

(C)                               if such transaction is an acquisition, the Board of Directors (or similar governing body) of the Person being acquired has approved being so acquired; and

(D)                               no Default or Event of Default has occurred and is continuing at the time of, or would occur as a result of, such transaction.

As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the Consolidated Assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory, reserves and electricity in the ordinary course of business) exceeds ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

(b)                                 Except as permitted pursuant to Section 7.12(a) hereof, the Borrower will not sell, transfer or otherwise dispose of, or permit any of its Subsidiaries to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as “stock” for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of the Borrower, except to the Borrower or a Wholly-Owned Subsidiary of the Borrower or except for the purpose of qualifying directors.

Section 7.13                             [Reserved].

Section 7.14                             [Reserved].

Section 7.15                             [Reserved].

Section 7.16                             [Reserved].

Section 7.17                             Consolidated Indebtedness to Capitalization Ratio .  The Borrower will not permit the Consolidated Indebtedness to Capitalization Ratio to exceed (i) 0.70 to 1.00, at the end of the fiscal quarters ending on September 30, 2016 and December 31, 2016 and (ii) 0.65 to 1.00, at the end of any fiscal quarter thereafter.

Section 7.18                             Dividends and Other Shareholder Distributions.

(a)                                 The Borrower shall not (i) declare or pay any dividends or make a distribution of any kind (including by redemption or purchase) on or relating to its outstanding capital stock, or (ii) repay (directly, through sinking fund payments or otherwise) any Indebtedness or other obligations owing to a shareholder (other than publicly-traded Indebtedness or obligations) unless in either circumstance no Default or Event of Default exists prior to or would result after giving effect to such action.

(b)                                 Except (i) to the extent such an encumbrance or restriction is imposed by PUHCA, the rules and regulations promulgated thereunder or any order of the SEC issued pursuant thereto, (ii) as set forth on Schedule 7.18 hereto, or (iii) in connection with Non-Recourse Indebtedness of a Project Finance Subsidiary, the Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to:  (1) pay dividends or make any other distribution on any of such Subsidiary’s capital stock owned by the Borrower or any Subsidiary of the Borrower; (2) pay any Indebtedness owed to the Borrower or any other Subsidiary; (3) make loans or advances to the Borrower or any other Subsidiary; or (4) transfer any of its property or assets to the Borrower or any other Subsidiary.

Section 7.19                             [Reserved].

Section 7.20                             Transactions with Affiliates.  Except as is required by PUHCA or the rules and regulations promulgated thereunder, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement with any Affiliate of such Person (other than the Borrower), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon terms no less favorable to the Borrower or such Subsidiary than could be obtained in a similar transaction involving a third-party.

Section 7.21                             Compliance with Laws.  Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including all Environmental and Health Laws); provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 7.22                             Pari-Passu.  The Borrower will at all times cause the Obligations to rank at least pari passu with all other senior unsecured Indebtedness of the Borrower.

Section 7.23                             Certain Subsidiaries.  Unless pursuant to Indebtedness which is authorized pursuant to this Agreement, the Borrower will not, and the Subsidiaries of the Borrower will not, permit any creditor of a Project Finance Subsidiary to have recourse to the Borrower or any Subsidiary of the Borrower (other than such Project Finance Subsidiary) or any of their assets (other than (i) the stock or similar equity interest of the applicable Subsidiary or any Subsidiary which is an entity whose sole purpose and extent of business activities is to own the stock or similar equity interest of a Project Finance Subsidiary and (ii) with respect to a Permitted Derivative Obligation) other than recourse under Long-Term Guaranties.

Section 7.24                             Ratings.  The Borrower will at all times this Agreement is in effect maintain a S&P Rating and a Moody’s Rating (or if one or both of such ratings are unavailable, rating(s) from such other recognized national rating agency or agencies as may be acceptable to the Administrative Agent and the Required Banks).

Section 7.25                             [Reserved].

Section 7.26                             Sanctions Laws and Regulations.

(a)                                 The Borrower shall not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers and employees shall not, directly or indirectly, use the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Designated Person, or in any country, region or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (iii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b)                                 The Borrower shall not knowingly permit any of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement to constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

SECTION 8.                            EVENTS OF DEFAULT AND REMEDIES.

Section 8.1                                    Events of Default.  Any one or more of the following shall constitute an Event of Default:

(a)                                 (i) default in the payment when due of any fees, interest or of any other Obligation not covered by clause (ii) below and such payment default continues for five (5) days or (ii) default in the payment when due of the principal amount of any Loan;

(b)                                 default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in Section 7.1 (solely with respect to the existence of the Borrower), Section 7.6(d)(i), Sections 7.9 through 7.20, and Sections 7.22 through 7.26;

(c)                                  default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent;

(d)                                 (i) failure to pay when due Indebtedness in an aggregate principal amount of $50,000,000 or more of the Borrower or any Material Subsidiary (other than any such Indebtedness which is Unguaranteed Non-Recourse Indebtedness) or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any of its Material Subsidiaries in an aggregate principal amount of $50,000,000 or more, and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

(e)                                  any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary of the Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary of the Borrower, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f)                                   the Borrower or any Material Subsidiary shall (i) fail to pay its debts generally as they become due or admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (v) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g)                                  a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(iv) hereof shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h)                                 the Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i)                                     the Borrower or any other member of the Controlled Group shall (i) fail to pay when due an amount or amounts which it shall have become liable to the PBGC or to a Plan under Title IV of ERISA, or (ii) file notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) under Title IV of ERISA, or (iii) take any action with respect to a Plan that could result in the requirement of the Borrower or any of its Subsidiaries to furnish a bond to the PBGC or such Plan; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or the occurrence of any event with respect to any Plan that could result in the incurrence by the Borrower or any other member of its Controlled Group of any material liability, fine or penalty; or any notice from any Multiemployer Plan that (i) such Multiemployer Plan is in reorganization, (ii) any such Multiemployer Plan has been funded at a rate less than that required by the Code and ERISA, (iii) any such Multiemployer Plan is or may be terminated, or (iv) any such Multiemployer Plan is or may become insolvent;

(j)                                    the Borrower or any Subsidiary of the Borrower or any Person acting on behalf of the Borrower, a Subsidiary or any governmental authority challenges the validity of any Credit Document or the Borrower’s or one of its Subsidiary’s obligations thereunder or any Credit Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof;

(k)                                 a Change of Control Event shall have occurred; or

(l)                                     the Borrower shall for any reason cease to be wholly liable for the full amount of the Obligations.

Section 8.2                                    Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Banks, by written notice to the Borrower: (a) declare the principal of and the accrued interest on the Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind and (b) automatically convert each Eurodollar Loan to a Base Rate Loan at the end of the Interest Period then in effect for such Eurodollar Loan.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) hereof or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3                                    Bankruptcy Defaults.  When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Loans, including both interest and principal thereon, and all other Obligations shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind.

Section 8.4                                    Expenses.  The Borrower agrees to pay to the Administrative Agent and each Bank, and any other holder of any Note outstanding hereunder, all reasonable and properly documented out-of-pocket costs and expenses incurred or paid by the Administrative Agent or such Bank or any such holder, including attorneys’ fees (including allocable fees of in house counsel) and court costs, in connection with (i) any amendment or waiver to the Credit Documents requested by the Borrower, (ii) any Default or Event of Default by the Borrower hereunder, or (iii) the enforcement of any of the Credit Documents.

SECTION 9.                            CHANGE IN CIRCUMSTANCES.

Section 9.1                                    Change of Law.  Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any Change in Law makes it unlawful for any Bank to make or continue to maintain, make, fund, continue or convert Eurodollar Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may in the alternative elect to convert the principal amount of the affected Eurodollar Loans from such Bank into Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

Section 9.2                                    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, the LIBO Rate.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)                                 the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the eurodollar interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate, or

(b)                                 Banks having aggregate Percentages of thirty-three percent (33%) or more of the aggregate outstanding principal amount of the Obligations reasonably determine and so advise the Administrative Agent that the LIBO Rate as reasonably determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their or its Eurodollar Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurodollar Loans shall be suspended.

Section 9.3                                    Increased Cost and Reduced Return.

(a)                                 If, on or after the date hereof, any Change in Law:

(i)                                     shall subject any Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)                                  shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including, without limitation, any compulsory loan requirement, insurance charge or other assessment or any other such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes or its participation in any thereof or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) or the Administrative Agent of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) or the Administrative Agent under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank or the Administrative Agent to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent) or the Administrative Agent, the Borrower shall be obligated to pay to such Bank or the Administrative Agent such additional amount or amounts as will compensate such Bank or the Administrative Agent for such increased cost or reduction.  In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank or the Administrative Agent is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by the Borrower to such Bank or the Administrative Agent hereunder, such Bank or the Administrative Agent shall refund such amount or amounts to the Borrower without interest.

(b)                                 If, after the date hereof, any Bank or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy or liquidity requirements, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital or liquidity rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such Change in Law (taking into consideration such Bank’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c)                                  Each Bank that determines to seek compensation under this Section 9.3 shall notify the Borrower and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder submitted to the Borrower and the Administrative Agent by such Bank in good faith shall be prima facie evidence of the amount of such compensation.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 9.4                                    Lending Offices.  Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its respective Administrative Questionnaire or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, so long as such election does not increase costs or other amounts payable by the Borrower to such Bank hereunder.

Section 9.5                                    Discretion of Bank as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.

SECTION 10.                     THE AGENT.

Section 10.1                             Appointment and Authorization of Administrative Agent.  Each Bank hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent under the Credit Documents and hereby authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents.  The Administrative Agent is acting pursuant to a contractual relationship on an arm’s length basis and the duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

Section 10.2                             Administrative Agent and its Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Credit Documents.

Section 10.3                             Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(d)(i) hereof, the Administrative Agent shall promptly give each of the Banks written notice thereof.  The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.3 hereof.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary in writing by a Bank or the Borrower.  In all cases in which this Agreement and the other Credit Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 10.4                             Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5                             Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks, or (ii) in the absence of its own gross negligence or willful misconduct (as proven by the final, non-appealable judgment of a court of competent jurisdiction).  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents.  The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Bank acknowledges that it has independently and without reliance on the Administrative Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents.  It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Administrative Agent shall have no liability to any Bank with respect thereto.

Section 10.6                             Indemnity.  The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent the Administrative Agent is promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

Section 10.7                             Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of the Borrower.  If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be any Bank or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder; provided, if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent

SECTION 11.                     MISCELLANEOUS.

Section 11.1                             Taxes.

(a)                                 Defined Terms.  For purposes of this Section 11.1, the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Administrative Agent or Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Administrative Agent or Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Administrative Agent or Bank or required to be withheld or deducted from a payment to such Administrative Agent or Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Banks.  Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 11.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Banks.  (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.1(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank; (ii) Without limiting the generality of the foregoing, (A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax; (B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1)  in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2)  executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; (C)  any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and (D) if a payment made to a Bank under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to this Section 11.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival. Each party’s obligations under this Section 11.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 11.2                             No Waiver of Rights.  No delay or failure on the part of the Administrative Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Administrative Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3                             Non-Business Day.  If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4                             Documentary Taxes.  The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.5                             Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.6                             Survival of Indemnities.  All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.13 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

Section 11.7                             Set-Off.

(a)                                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, or otherwise fully matured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 hereof and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b)                                 Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 11.8                             Notices.

(a)                                 Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or by using Electronic Systems) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, given by courier, by United States certified or registered mail, by other telecommunication device capable of creating a written record of such notice and its receipt or, to the extent permitted in Section 11.8(b) hereof, Electronic Systems.  Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, facsimile or telephone numbers set forth on their respective Administrative Questionnaires or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Administrative Agent to:

If to the Borrower:

If by courier or overnight delivery:

Black Hills Corporation
625 9th Street
Rapid City, South Dakota 57709
Attention: Kimberly F. Nooney
Telephone: 605.721.2370

If by any other means:

Black Hills Corporation
PO Box 1400
Rapid City, South Dakota 57709
Attention: Kimberly F. Nooney
Facsimile: 605-721-2597
Telephone: 605.721.2370

Email: Kim.Nooney@blackhillscorp.com

with copies to:

If by courier or overnight delivery:

Black Hills Corporation
625 9th Street
Rapid City, South Dakota 57709
Attention: Brian G. Iverson
Telephone: 605.721.2305

If by any other means:

Black Hills Corporation
PO Box 1400
Rapid City, South Dakota 57709
Attention: Brian G. Iverson

Facsimile:  605-721-2599
Telephone: 605.721.2305

Email:  Brian.Iverson@blackhillscorp.com

If to the Administrative Agent:

Notices shall be sent to the applicable address set forth on Part B of Schedule 4 hereto.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.8 or in the applicable Administrative Questionnaire and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three (3) Business Days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified or referred to in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt during the recipient’s normal business hours.  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 11.9                             Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.  Delivery of an executed counterpart hereof via facsimile or electronic means shall for all purposes be as effective as delivery of an original counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.10                      Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign any of its rights or obligations under any Credit Document unless such assignation occurs in connection with a merger or acquisition by the Borrower which is otherwise permitted under the terms of this Agreement and the appropriate Credit Documents, if applicable, and the Borrower obtains the prior written consent of all of the Banks, which consent shall be in form and substance satisfactory to the Administrative Agent.  No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Banks.  Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Bank’s Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan assigned;

(iii)                               any assignment under this Section 11.10(b) must be approved by (i) the Administrative Agent (not to be unreasonably withheld) and (ii) unless the Person that is the proposed assignee is itself a Bank or an Affiliate of a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and/or an Event of Default has occurred and is continuing, the Borrower (not to be unreasonably withheld); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire and any relevant tax forms.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such

Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 9.4 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.  The Borrower shall execute and deliver to the assignee a Note upon written request from such assignee.  The assignor shall promptly return to the Borrower its Note if after giving effect to such assignment no Obligations are owing to such assignor.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such Bank’s Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.11(i) hereof that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.3 and 9.4 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(a) hereof as though it were a Bank, provided such Participant agrees to be subject to Section 11.7(b) hereof as though it were a Bank.

(f)                                   Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 9.3 and 9.4 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 9.4 hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.4 hereof as though it were a Bank.

(g)                                  Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(h)                                 Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle which is an Affiliate of such Bank (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.10, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.

(i)                                     Farm Credit System.  Notwithstanding anything in this Section to the contrary, any bank that is a member of the Farm Credit System that: (x) has purchased a participation in the minimum amount of $10,000,000 on or after the Restatement Effective Date, (y) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Bank as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (z) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Bank shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Bank, on any matter requiring or allowing a Bank to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant: (i) state the full name, as well as all contact information required of an Assignee as set forth in Exhibit D hereto, and (ii) state the dollar amount of the participation purchased.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

Section 11.11                      Amendments.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that no amendment or waiver pursuant to this Section. 11.11 shall:

(i)                                     (A) increase, decrease or extend any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan (including the Termination Date) or of any fee or other Obligation payable hereunder without the consent of each Bank; and

(ii)                                  unless signed by each Bank, change this Section 11.11, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents or, with respect to the pro rata sharing of payments, amend Section 4.1 hereof or any other provision hereof relating to the pro rata sharing of payments.

Section 11.12                      Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13                      Legal Fees, Other Costs and Indemnification.  The Borrower agrees to pay all reasonable and properly documented out-of-pocket costs and expenses of the Arrangers and the Administrative Agent in connection with the preparation and negotiation of the Credit Documents (including past and future reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent in connection with the syndication of the transaction), including without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated.  The Borrower further agrees to indemnify each Bank, the Administrative Agent, and their respective Affiliates, directors, agents, advisors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, and whether brought by a third-party or by the Borrower or any of its Affiliates) which any of them may incur or reasonably pay arising out of or relating to any Credit Document (including any relating to a misrepresentation by the Borrower under any Credit Document) or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than to the extent arising from the gross negligence or willful misconduct of the party claiming indemnification as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The Borrower, upon demand by any of the

Administrative Agent or a Bank at any time, shall reimburse the Administrative Agent or Bank for any reasonable legal or other expenses (including allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined in a final, non-appealable judgment by a court of competent jurisdiction, provided that with respect to legal costs and expenses incurred in connection with the enforcement of the rights of the Administrative Agent and the Banks under this Section 11.13, the Borrower shall only be obligated to pay the legal fees of the Administrative Agent and not of any other Bank.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent and its Affiliates, directors, agents, advisors, officers and employees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Section 11.14                      Entire Agreement.  The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.15                      Construction.  The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.16                      Governing Law.  This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 11.17                      SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.18                      Replacement of Bank.  Each Bank agrees that, upon the occurrence of any event set forth in Sections 9.1, 9.3 and 11.1 hereof, such Bank will use reasonable efforts to book and maintain its Loans through a different Lending Office or to transfer its Loans to an Affiliate with the objective of avoiding or minimizing the consequences of such event; provided that such booking or transfer is not otherwise disadvantageous to such Bank as determined by such Bank in its sole and absolute discretion.  If any Bank has demanded to be paid additional amounts pursuant to Sections 9.1, 9.3 and 11.1 hereof, and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Banks, then the Borrower shall have the right at any time when no Default or Event of Default shall have occurred and be continuing to seek one or more financial institutions which are not Affiliates of the Borrower (each, a “Replacement Bank”) to purchase with the written consent of the Administrative Agent (which consent shall not be (x) required if such proposed Replacement Bank is already a Bank, or an Affiliate of a Bank, or (y) unreasonably delayed or withheld) the outstanding Loans of such Bank (the “Affected Bank”), and if the Borrower locates a Replacement Bank, the Affected Bank shall, upon

(i)                                     prior written notice to the Administrative Agent,

(ii)                                  (i) payment to the Affected Bank of the purchase price agreed between it and the Replacement Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of the Affected Bank’s Loans and accrued interest thereon to the date of payment) by the Replacement Bank plus (ii) payment by the Borrower of all Obligations (other than principal and interest with respect to Loans) then due to the Affected Bank or accrued for its account hereunder or under any other Credit Document,

(iii)                               satisfaction of the provisions set forth in Section 11.10 hereof, and

(iv)                              payment by the Borrower to the Affected Bank and the Administrative Agent of all reasonable out-of-pocket expenses in connection with such assignment and assumption (including the recordation fee described in Section 11.10 hereof), be deemed without any further action to have assigned and delegated all its rights and obligations under this Agreement and any other Credit Document to which it is a party (including its outstanding Loans) to the Replacement Bank (such assignment to be made without recourse, representation or warranty), and the Replacement Bank shall assume such rights and obligations, whereupon the Replacement Bank shall in accordance with Section 11.10 hereof become a party to each Credit Document to which the Affected Bank is a party and shall have the rights and obligations of a Bank thereunder and the Affected Bank shall be released from its obligations hereunder and each other Credit Document to the extent of such assignment and delegation.

Notwithstanding the foregoing, with respect to a Bank that is a Defaulting Bank or an Impacted Bank, the Borrower or the Administrative Agent may obtain a Replacement Bank and execute an Assignment on behalf of such Defaulting Bank or an Impacted Bank at any time and without prior notice to such Defaulting Bank or an Impacted Bank and cause its Loans to be sold and assigned at par.  Upon any such assignment and payment and compliance with the other provisions of Section 11.10 hereof, such replaced Bank shall no longer constitute a “Bank” for purposes hereof; provided, any rights of such replaced Bank to indemnification hereunder shall survive.

Section 11.19                      Confidentiality.  The Administrative Agent and the Banks shall hold all non-public information provided to them by the Borrower pursuant to or in connection with this Agreement in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their agents, attorneys-in-fact, examiners, regulators, non-governmental self-regulatory authorities, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or any other Credit Document or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Credit Document, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.19), or to any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, or as requested by any governmental agency, non-governmental self-regulatory authority or representative thereof or pursuant to legal or regulatory process; provided, however, that unless specifically prohibited by applicable law or court order, or in connection with any supervising examination, the Administrative Agent and each Bank shall use reasonable efforts to promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Bank by such governmental agency) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information.  Prior to any such disclosure pursuant to this Section 11.19, the Administrative Agent and each Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree, for the benefit of the Borrower, in writing to be bound by this Section 11.19; and to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.19. Notwithstanding anything herein to the contrary, “confidential information” shall not include, and the Administrative Agent and each Bank may disclose to any and all persons, without limitation of any kind, (i) any information with respect to the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Bank relating to such tax treatment and tax structure, (ii) information that has been publicly disclosed or has become public without breach of this Section 11.19 and (iii) information that now or hereafter becomes available to such Bank on a non-confidential basis from a source other than the Borrower.

EACH BANK ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS RESPECTIVE SECURITIES.  ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.20                      Rights and Liabilities of Arrangers.  None of the Arrangers shall have any special rights, powers, obligations, liabilities, responsibilities or duties under this Agreement as a result of acting in the capacities of arranger or bookrunner, other than those applicable to them in their capacity as Banks hereunder (if any).  Without limiting the foregoing, none of the Arrangers shall have or be deemed to have a fiduciary relationship with any Bank.  Each Bank hereby makes the same acknowledgments and undertakings with respect to the Arrangers as it makes with respect to the Administrative Agent and any directors, officers, agents and employees of the Administrative Agent in Section 10.5 hereof.

Section 11.21                      Relationship.  Neither the Administrative Agent nor any Bank has any fiduciary relationship or duty to the Borrower or any of its Subsidiaries arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Administrative Agent or any Bank and the Borrower or any of its Subsidiaries by virtue of, any Credit Document or any transaction contemplated therein.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

The Borrower and each of its Subsidiaries understand that the Administrative Agent, each Bank and each of their respective affiliates (the Administrative Agent or such Bank, as the case may be, together with its affiliates, each referred to herein as a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the interests of the Borrower or one of its Subsidiaries.  For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower, its Subsidiaries or its affiliates or other entities connected with the Loans or the transactions contemplated hereby.

In recognition of the foregoing, the Borrower, for itself and on behalf of its Subsidiaries, agrees no Group is required to restrict its activities as a result of this Agreement and that each Group may undertake any business activity without further consultation with or notification to the Borrower or any of its Subsidiaries.  Neither this Agreement nor the receipt by the Administrative Agent or any Bank of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including but not limited to any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account.  Furthermore, the Borrower, for itself and on behalf of its Subsidiaries, agrees that no Group and no member or business of a Group is under a duty to disclose to the Borrower or any of its Subsidiaries or use on behalf of the Borrower or any of its Subsidiaries any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Borrower or any of its Subsidiaries except in connection with its services to, and its relationship with, the Borrower and its Subsidiaries; provided, that each Group will be free to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

Section 11.22                      Severability of Provisions.  Any provision in this Agreement or any other Credit Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement and the other Credit Documents are declared to be severable.

Section 11.23                      Patriot Act Notice.  Each Bank that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 11.24                      Amendment and Restatement. The Borrower, the Banks and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Sections 6.1 and 6.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Obligations” under (and as defined in) the Existing Credit Agreement and the other Credit Documents as in effect prior to the date hereof or the Indebtedness created thereunder.  All “Loans” made and “Obligations” incurred under (and defined in) the Existing Credit Agreement which are outstanding on the Restatement Effective Date shall constitute Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Credit Documents. The commitment of each Bank that is a party to the Existing Credit Agreement, shall on the date hereof, automatically be deemed amended and the only commitments shall be those hereunder.  Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Credit Documents” (as defined in the Existing Credit Agreement) to the “Credit Agreement” and the “Credit Documents” shall be deemed to refer to this Agreement and the Credit Documents, (b) all obligations constituting “Obligations” under the Existing Credit Agreement with any Bank or any Affiliate of any Bank which are outstanding on the date hereof shall continue as Obligations under this Agreement and the other Credit Documents and (c) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Bank’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Loans, interest and fees due and payable to a Bank hereunder reflect such Bank’s Commitments on the date hereof.

Section 11.25                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

— Remainder of Page Intentionally Left Blank; Signature Page Follows —

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

BLACK HILLS CORPORATION,
a South Dakota corporation

By:	/ Richard W. Kinzley
Name:	Richard W. Kinzley
Title:	Senior Vice President and Chief Financial Officer

Signature Page to

Third Amended and Restated Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent and a Bank

By:	/s/ Justin Martin
Name:	Justin Martin
Title:	Authorized Officer

Signature Page to

Third Amended and Restated Term Loan Credit Agreement

MUFG UNION BANK, N.A.,
as a Bank

By:	/s/ Robert MacFarlane
Name:	Robert MacFarlane
Title:	Director

Signature Page to

Third Amended and Restated Term Loan Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Bank

By:	/s/ Keith Luettel
Name:	Keith Luettel
Title:	Director

Signature Page to

Third Amended and Restated Term Loan Credit Agreement

EXHIBIT A

NOTE

August 9, 2016

FOR VALUE RECEIVED, the undersigned, Black Hills Corporation, a South Dakota corporation (“Borrower”), promises to pay to the order of [                 ] (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of JPMorgan Chase Bank, N.A., in accordance with Section 4.1 of the Credit Agreement (as hereafter defined), the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan, Daily Eurodollar Loan or a Eurodollar Loan, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note.  The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same; provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016, among, inter alia, the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

- Remainder of Page Intentionally Left Blank; Signature Page Follows -

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BORROWER:

BLACK HILLS CORPORATION,
a South Dakota corporation

By:
Name:
Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to JPMorgan Chase Bank, N.A., as Administrative Agent pursuant to the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016, among, inter alia, Black Hills Corporation, a South Dakota corporation (“Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                      I am the duly elected or appointed                       of the Borrower;

2.                                      I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.                                      The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4.                                      Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.  All computations are made in accordance with the terms of the Credit Agreement; and

5.                                      Schedule 2 attached hereto sets forth a reasonably detailed description of any material change in any of the material information set forth on Schedules 5.2 and 5.5 of the Credit Agreement since the date of the Compliance Certificate delivered pursuant to the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this            day of           , 20  .

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

CALCULATION AS OF             ,20

A. Consolidated Indebtedness to Capitalization Ratio (Section 7.17)	$
1. Consolidated Indebtedness	$
2. Non-Recourse Indebtedness	$
3. Consolidated Indebtedness (Line A1 minus Line A2)	$
4. Consolidated Net Worth	$
5. Capital (Line A3 plus Line A4)	$
6. Consolidated Indebtedness to Capitalization Ratio	:1.00

ratio of (A) Line A3 to (B) Line A5 not to exceed 0.70 to 1.00 for the fiscal quarters ending on September 30, 2016 and December 31, 2016, the maximum Consolidated Indebtedness to Capitalization Ratio permitted under Section 7.17 shall be decreased to 0.65 to 1.00, measured on a quarterly basis, thereafter.

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

Updates to Schedules 5.2 and 5.5 to the Credit Agreement

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:
[and is an Affiliate/Approved Fund of [identify Bank](1)]

3.                                      Borrower(s): Black Hills Corporation

4.                                      Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement: The Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016 among, inter alia, Black Hills Corporation, the Banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended.

(1)                     Select as applicable.

6.                                      Assigned Interest:

Amount of Loans of Assignor prior to Trade Date	Amount of Loans of Assignee prior to Trade Date	Amount of Loans Assigned	Amount of Loans of Assignor after Trade Date	Amount of Loans of Assignee after Trade Date
$	$	$	$	$

[7.                                  Trade Date:                ](2)

Effective Date:                  , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](3) Accepted:

JPMorgan Chase Bank, N.A., as
Administrative Agent

By:
Title:

[Consented to:](4)

BLACK HILLS CORPORATION

By:
Title:

(2)                                 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(3)                                 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4)                                 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

a.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall have attached to the Assignment and Assumption the documentation specified in Section 11.1(b) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

b.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

c.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

FORM OF VOTING PARTICIPANT NOTIFICATION AND CONSENT

Voting Participant Notification and Consent

Reference is made to the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016 by and among, inter alia, Black Hills Corporation, a South Dakota corporation (“Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 11.10(i) of the Credit Agreement, the Bank identified below hereby notifies Administrative Agent that it is designating the participant identified below as being entitled to be accorded the rights of a Voting Participant.

Bank:

Voting Participant:(5)

Full Legal Name:

Address for Notices:

Attention:

Amount of Participation Purchased:	$

Date of Notification:

(5)                     Voting Participants must be members of the Farm Credit System, have purchased a participation in the minimum amount of $[           ] on or after the Effective Date and have received the written consent of the Borrower and the Administrative Agent.

Voting Participant Notification and Consent

Bank	Voting Participant

By:	By:
Name:	Name:
Title:	Title:

Pursuant to Section [  ] of the Credit Agreement, the undersigned hereby consent to the institution identified herein becoming a Voting Participant.

[Borrower]

By:
Name:
Title:

[Administrative Agent]

By:
Name:
Title:

2

EXHIBIT E

FORM OF CONVERSION/CONTINUATION NOTICE

TO:                           JPMorgan Chase Bank, N.A, as administrative agent (the “Administrative Agent”) under that Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016, among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.5(a) of the Credit Agreement, the undersigned Borrower hereby requests to [continue] [convert] the interest rate on a portion of its Loan in the outstanding principal amount of $[           ] on [               ], 20[  ] as follows:

☐                                    to convert such Eurodollar Loan to a Base Rate Loan of the same type as of the last day of the current Interest Period for such Eurodollar Loan.

☐                                    to convert such Base Rate Loan to a Eurodollar Loan of the same type with an Interest Period of [       ] month(s).

☐                                    to continue such Eurodollar Loan on the last day of its current Interest Period as a Eurodollar Loan of the same type with an Interest Period of [       ] month(s).

The undersigned hereby certifies to the Administrative Agent and the Banks that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement (except with respect to representations contained in the first sentence of Section 5.2 thereof which are untrue as the result of information on Schedule 5.2 which has not yet been required to be updated pursuant to Section 7.6(c) thereof) shall be and remain true and correct in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of the date hereof, except that if any such representation or warranty relates solely to an earlier date it need only remain true in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of such date; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the [continuation] [conversion]  contemplated hereby.

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated:                 , 20

BLACK HILLS CORPORATION

By:
Name:
Title:

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); JPMorgan Chase Bank, N.A., as the Administrative Agent; and the financial institutions party thereto.

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); JPMorgan Chase Bank, N.A., as the Administrative Agent; and the financial institutions party thereto

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); JPMorgan Chase Bank, N.A., as the Administrative Agent; and the financial institutions party thereto.

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Term Loan Credit Agreement dated as of August 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); JPMorgan Chase Bank, N.A., as the Administrative Agent; and the financial institutions party thereto.

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s)),] (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

[NAME OF BANK]

By:
Name:
Title:

Date: , 20[ ]

SCHEDULE 2.1
COMMITMENTS(6)

Bank	Commitment Amount	Pro Rata Share
JPMorgan Chase Bank, N.A.	$121,430,000	35.715%
MUFG Union Bank, N.A.	121,430,000	35.715%
Wells Fargo Bank, N.A.	97,140,000	28.570%
TOTALS	$340,000,000	100.000%

(6)  As of the Restatement Effective Date, the Borrower has prepaid the Existing Loans so that the outstanding aggregate principal amount of the Existing Loans is $100,000,000.

SCHEDULE 4
ADMINISTRATIVE AGENT’S NOTICE AND PAYMENT INFORMATION

Part A — Payments

Loan Repayments, Interest, Fees:

Bank Name:	JPMorgan Chase Bank, N.A.
ABA/Routing No.:	021000021
Account No.:	# xxxxxxxxxxxxxxx
Account Name:	LS2 Incoming Account
Reference:	Black Hills Corporation
Attn:	Ryan Bowman

Part B — Notices

Address for notices related to commitments, covenants or extensions of expiry/termination dates, notices related to Loans and Fees and for all Required Executed Documentation and Financial Information:

JPMorgan Chase Bank, N.A.

Loan Operations
10 South Dearborn, Floor L2
Chicago, IL, 60603-2300

Mail Code IL1-0010

Attention: Ryan Bowman

Facsimile No.: (844) 490-5665

Phone No.: (312) 732-4754
Email: ryan.t.bowman@jpmorgan.com

with a copy to (except with respect to routine borrowing notices, etc.):

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 09
Mail Code IL1-0090
Chicago, IL 60603-2300
Attention: Justin Martin

Credit Executive, Corporate Client Banking, Power and Utilities

Facsimile No.:  (312) 732-1762

Phone No.: (312) 732-4441

Email: justin.2.martin@jpmorgan.com

and

JPMorgan Chase Bank, N.A.
Portfolio Management Administration
10 South Dearborn, 9th Floor
Mail Code IL1-0874
Chicago, IL 60603
Attention:  Michelle Reese
Facsimile No.: (312) 325-3150

Phone No.: (312) 325-3153

Email: michelle.reese@jpmchase.com

SCHEDULE 5.2
SUBSIDIARIES

As of August 3, 2016

	Subsidiary	State of Organization	% Owned by Borrower (directly or indirectly)	Material Subsidiary
1.	Black Hills Cabresto Pipeline, LLC	Delaware	100%	NO
2.	Black Hills/Colorado Electric Utility Company, LP	Delaware	100%	YES
3.	Black Hills/Colorado Gas Utility Company, LP	Delaware	100%	NO
4.	Black Hills/Colorado Utility Company, LLC	Colorado	100%	NO
5.	Black Hills/Colorado Utility Company II, LLC	Colorado	100%	NO
6.	Black Hills Colorado IPP, LLC	South Dakota	50.1%	NO
7.	Black Hills Electric Generation, LLC	South Dakota	100%	NO
8.	Black Hills Exploration and Production, Inc.	Wyoming	100%	NO
9.	Black Hills Gas Holdings Corp.	Colorado	100%	NO
10.	Black Hills Gas Resources, Inc.	Colorado	100%	NO
11.	Black Hills/Iowa Gas Utility Company, LLC	Delaware	100%	NO
12.	Black Hills/Kansas Gas Utility Company, LLC	Kansas	100%	NO
13.	Black Hills Midstream, LLC	South Dakota	100%	NO
14.	Black Hills/Nebraska Gas Utility Company, LLC	Delaware	100%	NO
15.	Black Hills Non-regulated Holdings, LLC	South Dakota	100%	NO
16.	Black Hills Northwest Wyoming Gas Utility Company, LLC	Wyoming	100%	NO
17.	Black Hills Plateau Production, LLC	Delaware	100%	NO
18.	Black Hills Power, Inc.	South Dakota	100%	YES
19.	Black Hills Service Company, LLC	South Dakota	100%	NO
20.	Black Hills Shoshone Pipeline, LLC	Wyoming	100%	NO
21.	Black Hills Utility Holdings, Inc.	South Dakota	100%	YES
22.	Black Hills Wyoming, LLC	Wyoming	100%	NO
23.	Cheyenne Light, Fuel and Power Company	Wyoming	100%	YES
24.	Generation Development Company, LLC	South Dakota	100%	NO
25.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica	100%	NO
26.	Wyodak Resources Development Corp.	Delaware	100%	NO

27.	Black Hills Gas Parent Holdings, Inc. (f/k/a Alinda Gas I, Inc.)	Delaware	100%		NO
28.	Black Hills Gas Parent Holdings II, Inc. (f/k/a Alinda Gas II, Inc.)	Delaware	100%		NO
29.	Black Hills Gas Holdings, LLC (f/k/a SourceGas Holdings LLC)	Delaware	99.5	%(1)	YES
30.	Black Hills Gas, LLC (f/k/a SourceGas LLC)	Delaware	99.5	%(1)	YES
31.	Black Hills Gas, Inc. (f/k/a SourceGas Inc.)	Delaware	99.5	%(1)	NO
32.	Black Hills Energy Arkansas, Inc. (f/k/a SourceGas Arkansas Inc.)	Arkansas	99.5	%(1)	YES
33.	Black Hills International, Inc. (f/k/a SourceGas International, Inc.)	Delaware	99.5	%(1)	NO
34.	Black Hills Gas Supply Contract, Inc. (f/k/a SourceGas Gas Supply Services, Inc.)	Colorado	99.5	%(1)	NO
35.	Black Hills Gas Storage, LLC (f/k/a SourceGas Storage LLC)	Colorado	99.5	%(1)	NO
36.	Black Hills Gas Distribution, LLC (f/k/a SourceGas Distribution LLC)	Delaware	99.5	%(1)	YES
37.	Rocky Mountain Natural Gas LLC	Colorado	99.5	%(1)	NO
38.	Black Hills Energy Services Company (f/k/a SourceGas Energy Services Company)	Colorado	99.5	%(1)	NO

(1)                     Remaining 0.5% to be acquired upon the acquisition of the remaining 0.5% of Black Hills Gas Holdings, LLC (f/k/a SourceGas Holdings LLC).

SCHEDULE 5.5
LITIGATION

None.

SCHEDULE 7.9

EXISTING LIENS

1.              BHP has granted a first mortgage lien in favor of the trustee on substantially all of the properties used in its electric utility business pursuant to that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto.

2.              CLF&P has granted a first mortgage lien in favor of the trustee on substantially all of the properties used in its electric utility business pursuant to the CLF&P Indenture, together with all amendments and supplemental indentures thereto.

3.              Black Hills Exploration and Production, Inc. has granted security interests in various certificates of deposits for oil and gas leases and operations totaling less than $10,000 in aggregate.

4.              Wyodak Resources Development Corp. has granted a security interest in (a) a Treasury Note in the amount of $400,000 to secure its self-insurance permit for black lung liability and (b) certain equipment/software component package purchased from RDO Equipment Co.

5.              SourceGas LLC has granted a security interest in favor of North American Communications Resource, Inc. (NACR) for telecommunications equipment totaling $161,888.42.

SCHEDULE 7.18
RESTRICTIONS ON DISTRIBUTIONS

1.              The Black Hills Gas Holdings, LLC (f/k/a SourceGas Holdings LLC) $95,000,000 principal amount of 3.98% Senior Secured Notes, Series A, due September 29, 2019  Note Purchase Agreement requires that Black Hills Gas Holdings, LLC only pay dividends or any other distributions in respect to capital stock upon obtaining written consent of the Required Noteholders; provided that (i) any of its subsidiaries may pay distributions to Black Hills Gas Holdings, LLC; and (ii) if no Default or Event of Default exists or would result therefrom and Black Hills Gas Holdings, LLC is in Pro Forma compliance with maintenance of a Total Indebtedness to Capitalization ratio of no more than 0.75 to 1.00 and an Interest Coverage Ratio of not less than 2.00 to 1.00 Black Hills Gas Holdings, LLC may pay dividends and distributions in either cash or Capital Stock.

2.              The Black Hills Gas, LLC (f/k/a/ SourceGas LLC) $325,000,000 principal amount of 5.90% Senior Notes due 2017 requires that Black Hills Gas, LLC only declare or pay any dividend or distribution on account of the capital stock unless, at the time of and after giving effect to such declaration or payment (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such declaration or payment; and (ii) Black Hills Gas, LLC would at the time of declaration or payment and after giving pro forma effect thereto have a ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization of not more than 0.60 to 1.00.

3.              BHP’s Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, requires that it only declare and pay dividends in cash or property out of unreserved and unrestricted retained earnings and it will not pay dividends when it is insolvent or the payment would render insolvency.

4.              The CLF&P Indenture requires that it only declare and pay dividends in cash or property out of unreserved and unrestricted retained earnings and it will not pay dividends when it is insolvent, the payment would render insolvency, or if an Event of Default exists or would exist immediately after declaring such dividend.

5.              If any of the following Subsidiaries incurs Indebtedness for borrowed money, unless authorized by the Public Utility Commissions or equivalent governmental authority in Arkansas, Kansas, Nebraska, Iowa, Wyoming, and Colorado, such Subsidiary will be prohibited from paying dividends if such payment would reduce its stand-alone equity below 40% of its total long-term capitalization:

a.                                      Black Hills/Colorado Electric Utility Company, LP

b.                                      Black Hills/Colorado Gas Utility Company, LP

c.                                       Black Hills/Colorado Utility Company, LLC

d.                                      Black Hills/Colorado Utility Company II, LLC

e.                                       Black Hills/Iowa Gas Utility Company, LLC

f.                                        Black Hills/Kansas Gas Utility Company, LLC

g.                                       Black Hills/Nebraska Gas Utility Company, LLC

h.                                      Black Hills Energy Arkansas, Inc.

i.                                          Black Hills Gas Distribution, LLC

As of the date hereof, the following Subsidiaries have Indebtedness for borrowed money.

a.                                      Black Hills/Colorado Electric Utility Company, LP

b.                                      Black Hills/Colorado Gas Utility Company, LP

c.                                       Black Hills Gas Distribution, LLC